Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-220776 on Form S-8 and Nos. 333-228696 and 333-234004 on Form S-3 of our reports dated October 29, 2024, relating to the financial statements of The Simply Good Foods Company and subsidiaries and the effectiveness of The Simply Good Foods Company and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K of The Simply Good Foods Company for the year ended August 31, 2024.

/s/ Deloitte & Touche LLP

Denver, Colorado
October 29, 2024